CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES B PREFERRED STOCK

                                       OF

                                   SCIOS INC.

                         (Pursuant to Section 151 of the

                        Delaware General Corporation Law)


         SCIOS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted on February 8, 2000 by the vote of the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.001 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation of the Corporation, which are applicable to the Preferred Stock of all classes and series), as follows:

               SERIES B Preferred Stock:

               Section 1. Designation and Amount. Fifty thousand (50,000) shares of Preferred Stock, $.001 par value, are designated "Series B Preferred Stock" with the powers, preferences, rights, qualifications, limitations and restrictions specified herein (the "Series B Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the

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          number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

               Section 2. Dividends. No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation unless a dividend is paid with respect to all outstanding shares of Series B Preferred Stock in an amount for each such share of Series B Preferred Stock equal to or greater than the aggregate amount of such dividends payable upon all shares of Common Stock into which such share of Series B Preferred Stock could then be converted.

               Section  3.  Liquidation.   In  the  event  of  any  liquidation,
          dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any senior class of Preferred Stock shall be entitled, the holders of the Series B Preferred Stock (on an as converted basis) and the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

               Section 4. Voting Rights. The holders of shares of Series B Preferred Stock shall not have any voting rights, except as required under the General Corporation Law of Delaware.

               Section 5. Conversion.

          (A) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof into 100 shares of the Common Stock of the Corporation (the "Conversion Ratio").

          (B) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Ratio immediately upon the transfer of ownership by the holder to a third party which is not an Affiliate or Investor of such holder. For purposes hereunder, "Affiliate" shall mean a party that, directly or indirectly, through one or more intermediaries, controls or is controlled by such holder and "Investor" shall mean a party as defined in Section 5(f) of the Preferred Stock Purchase Agreement between the Corporation and Genentech, Inc. dated December 30, 1994 and as amended November 3, 1999.

          (C) Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 5(B), the outstanding shares of Series B

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               Preferred  Stock  shall be  converted  automatically  without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the
               Corporation   shall  not  be  obligated  to  issue   certificates
               evidencing   the  shares  of  Common  Stock  issuable  upon  such
               automatic  conversion  unless the  certificates  evidencing  such
               shares  of  Series  B  Preferred   Stock  are  delivered  to  the
               Corporation or its transfer agent as provided herein. Such notice shall state the number of shares of Series B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series B Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, or in the case of automatic conversion on the date of transfer to the new holder, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (D) If the Corporation shall at any time or from time to time after the date that the first share of Series B Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Ratio in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series B Conversion Ratio in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 5(D) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (E) If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Ratio that is then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Ratio then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and
               (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not

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               fully made on the date fixed therefor, the Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Ratio shall be adjusted pursuant to this Section 5(E) to reflect the actual payment of such dividend or distribution.

          (F) If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series B
               Preferred  Stock  shall  receive  upon  conversion   thereof,  in
               addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series B Preferred or with respect to such other securities by their terms.

          (G) If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5 or in Section 7), in any such event each holder of Series B Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               Section 6. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

               Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or

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          any other property,  then in any such case the Corporation  shall give each holder of shares of Series B Preferred Stock notice of such transaction and the details of such exchange at least fifteen days before the closing of such transaction, and each such holder shall have the right to convert such shares Series B Preferred Stock into shares of Common Stock of the Corporation prior to such closing.

         IN WITNESS  WHEREOF,  the undersigned have executed this certificate as of February 8, 2000.

                                        /s/ Richard B. Brewer
                                        ----------------------------------------
                                        Richard B. Brewer

                                        President and Chief Executive Officer

                                        /s/ John H. Newman

                                        ----------------------------------------
                                        John H. Newman

                                        Secretary